AMENDMENT NO. 1 TO
                     TRANSFER AGENCY AND SERVICES AGREEMENT

         Amendment No. 1, dated as of August 20, 2002, the Transfer Agency and Services Agreement dated as of January 1, 2002 (the "Agreement"), by and between ICM Series Trust, a Massachusetts business trust, with its principal office and place of business at 21 Custom House Street, Boston, MA 02110 (the "Trust"), and Forum Shareholder Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, the Trust is in compliance with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 (together with its implementing regulations, the "Patriot Act"), its implementing regulations, and related governmental and self-regulatory organization rules and regulations; and

         WHEREAS, in accordance with its obligation to provide transfer agency services under this Agreement, Forum has instituted an anti-money laundering program that is intended to ensure that the Trust is in material compliance with all applicable anti-money laundering laws, regulations, rules and government guidance related to the services to be provided by Forum under this Agreement; and

         WHEREAS, it is contemplated that this anti-money laundering program will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's or Forum's anti-money laundering responsibilities, including, but not limited to, rules relating to investor identification and verification pursuant to Section 326 of the Patriot Act;

         NOW THEREFORE, the Agreement is hereby amended as follows:

         1. Forum agrees to notify the Trust of any change to Forum's anti-money laundering program that may materially impact the Trust's AML Program.

         2. Forum agrees to allow appropriate federal examiners to (a) obtain and inspect information and records maintained by Forum under this Agreement relating to the Trust's anti-money laundering program and (b) inspect the transfer agent for purposes of the Trust's anti-money laundering program.

         3. The Trust agrees to notify Forum promptly about any known suspicious activities related to open accounts. Forum agrees to notify the Trust promptly about any detected suspicious activities pursuant to Forum's anti-money laundering program.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

                         ICM SERIES TRUST

                         By:  /S/ WARREN J. ISABELLE
                            ----------------------------------------------------
                             Warren J. Isabelle

                                    President

                         FORUM SHAREHOLDER SERVICES, LLC

                         By:  FORUM HOLDINGS CORP. I, as Manager

                             By: /S/ JOHN Y. KEFFER
                                ------------------------------------------------
                                  John Y. Keffer
                                  President



                                      -2-